Exhibit 99.1

Allied Capital Declares Extra Cash Dividend of $0.02 Per Share

December 14, 2004 –– Washington, DC –– Allied Capital Corporation (NYSE: ALD) today announced that it has declared an extra cash dividend of $0.02 per share. This represents additional taxable income that will be distributed for 2004. For 2004, Allied Capital has already declared total regular quarterly dividends of $2.28 per share. With this extra dividend, total cash dividends paid for 2004 will be $2.30 per share.

The extra cash dividend is payable as follows:

Record date: Payable date:	December 29, 2004 January 28, 2005

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $3 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Since its IPO in 1960, the Company has been providing long-term debt and equity financing primarily to private, middle market companies. Allied Capital’s mission is to generate solid total returns from a diversified private equity and commercial real estate portfolio that invests in the American entrepreneurial economy. In serving its shareholders, Allied Capital helps build American companies and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies with aggregate revenues of in excess of $11 billion, supporting more than 100,000 jobs.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. For all media inquiries, please call (202) 331-1112.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s periodic filings with the Securities and Exchange Commission.

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